EXHIBIT 5.1

                          NEWMAN, POLLOCK & KLEIN, LLP
                             ATTORNEYS & COUNSELORS
                             2101 NW Corporate Blvd.
                                    Suite 414
                            Boca Raton, Florida 33431
                              ttp://www.npk-law.com

TELEPHONE: 561-997-9920                                        FAX: 561-241-4943

IRWIN J NEWMAN
KENNETH S. POLLOCK
JEFFREY G. KLEIN

                                 July 14, 2003


Mr. Armand Dauplaise Bio-One Corporation 1630 Winter Springs Blvd. Winter Springs, FL 32708

RE:      BIO-ONE CORP. (The "CORPORATION")
         REGISTRATION STATEMENT ON FORM SB-2 (THE "REGISTRATION STATEMENT")

Dear Mr. Dauplaise:

We have acted as special counsel to the Corporation in connection with the preparation of the Registration Statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "1933 Act"), relating to the proposed public offering of up to 50 million shares of the Corporation's common stock, par value $.001 per share (the "COMMON STOCK").

We are furnishing this opinion to you in accordance with Item 601(b) (5) of Regulation S-B promulgated under the 1933 Act for filing as Exhibit 5.1 to the Registration Statement.

We are familiar with the Registration Statement, and we have examined the Corporation's Certificate of Incorporation, as amended to date, the Corporation's Bylaws, as amended to date, and minutes and resolutions of the Corporation's Board of Directors and shareholders. We have also examined such other documents, certificates, instruments and corporate records, and such statutes, decisions and questions of law as we have deemed necessary or appropriate for the purpose of this opinion.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be sold by the Selling Stockholder (as defined in the Registration Statement) to the public, when issued and sold in the manner described in the Registration Statement (as amended), will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Prospectus constituting a part thereof in connection with the matters referred to under the caption "Legal Matters."

Very truly yours,

/s/ Newman, Pollock & Klein, LLP
    ----------------------------
    NEWMAN, POLLOCK & KLEIN, LLP